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EX-99.2 SELECTED PORTIONS OF INFORMATION

Exhibit 99.2

        Euramax International, Inc., a corporation formed under the laws of Delaware, is a holding company whose only assets consist of the stock of its direct subsidiaries. Prior to the reorganization completed in December 1999, the holding company was Euramax International Limited (formerly known as Euramax International plc), a company organized under the laws of England and Wales. Euramax International Holdings B.V., a corporation formed under the laws of The Netherlands, is a wholly owned direct subsidiary of Euramax International, Inc., whose only assets we expect to consist of an equity interest in its subsidiaries. For purposes of this Exhibit 99.2, unless the context otherwise requires, the terms "Euramax," "we," "our" and "us," as used herein refers, for all periods following the reorganization, to Euramax International, Inc., and Euramax International Holdings B.V., the issuers of the notes, and their subsidiaries collectively, and, for all periods prior to the reorganization, to Euramax International Limited and its subsidiaries. "Euramax International" refers to the parent company only, which is Euramax International, Inc.

FORWARD-LOOKING STATEMENTS

        Statements that are not reported financial results or other historical information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This Exhibit 99.2, each of Euramax International, Inc.'s Forms 10-K, 10-Q and 8-K, prospectuses and any other written or oral statement made by us or on our behalf previously or in the future may include forward-looking statements including, for example, statements about our business outlook, assessment of market conditions, strategies, future plans, future sales, prices for our major products, inventory levels, capital spending and tax rates. These forward-looking statements are not guarantees of future performance. For these statements we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. In addition to specific factors described in connection with any particular forward-looking statement, factors that could cause actual results to differ materially include, but are not limited to, those in the "Risk Factors" section. Other risks besides those listed in "Risk Factors" also could adversely affect us. Such risks, uncertainties and other factors include, among others:

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  our high degree of leverage,

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  our anticipated growth strategies, including international expansion,

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  our intention to introduce new products,

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  anticipated trends and conditions in our business, including trends in the market,

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  our ability to integrate acquired entities,

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  our future capital needs,

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  our ability to continue to control costs and maintain quality, and

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  our ability to compete.

        All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth or referred to above. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "will," "should," "expect," "intend," "anticipate," "contemplate," "estimate," "believe," "plan," "project," "predict," "potential," "continue" or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including the risk factors described herein. Such factors may cause our actual results to differ materially from any forward-looking statement.

OUR BUSINESS

OVERVIEW

        Euramax is an international producer of value-added aluminum, steel, vinyl and fiberglass fabricated products with facilities located in all major regions of the continental United States, as well as in the United Kingdom, The Netherlands and France. Our manufacturing and distribution network consists of 38 strategically located facilities, of which 32 are located in the United States and six are located in Europe. We sell our products principally to two markets, the building and construction market and the transportation market. Our core products include specialty coated coils, aluminum recreational vehicle (or RV) sidewalls, RV doors, farm and agricultural panels, metal and vinyl raincarrying systems, roofing accessories, soffit and fascia systems, and vinyl replacement windows. Our customers include original equipment manufacturers, or OEMs, such as RV manufacturers, commercial panel manufacturers and transportation industry manufacturers; rural contractors; home centers; home improvement contractors; distributors; industrial and architectural contractors; and manufactured housing producers. Our net sales and EBITDA for the twelve months ended March 28, 2003 were $652.3 million and $69.2 million, respectively.

        We operate downstream of producers of aluminum coil, aluminum extrusions, steel coil and aluminum ingot. These producers supply us with aluminum coil, aluminum extrusions and steel coil. We sold approximately 180 and 240 million pounds of aluminum and steel, respectively, in 2002. To a lesser extent, we also distribute and fabricate products manufactured from vinyl and fiberglass.

        We are a national supplier in several of our key U.S. product lines and we believe we are the only national supplier with in-house coil coating capabilities that supplies aluminum sidewalls to RV manufacturers and steel siding to manufactured housing customers. We believe this gives us certain advantages over regional suppliers who do not have in-house manufacturing capabilities or national distribution networks. In addition, extensive in-house manufacturing capabilities coupled with product offerings made from alternate raw materials enable us to react to changing customer preferences.

        We generate a significant portion of our sales in markets where certain of our products have a leading market share, including the RV market and the home center market. Together, these markets accounted for 46% of our 2002 net sales. We believe that in 2002 we sold at least 74% of the aluminum sidewalls used in the production of towable RVs in the United States and Europe combined. We also believe that in 2002 we sold at least 85% of all Do-It-Yourself metal raincarrying products sold to U.S. home centers. This estimate is based upon our sales volume of metal raincarrying products sold to U.S. home centers as a percentage of our estimate of total sales volume for such products. Net sales for the twelve months ended March 28, 2003 in the United States and Europe were $441.5 million and $210.8 million, respectively.

        We were established as an independent multinational company in 1996 under the name Euramax International Limited, which was formed by ACP Holding Company, an affiliate of Citigroup Venture Capital Ltd., and CVC European Equity Partners, L.P. and CVC European Equity Partners (Jersey), L.P., whom we refer to together as "CVC Europe." At that time, we acquired the fabricated products business from Alumax Inc. Including our history as a division of Alumax, we have over 50 years of experience in the fabrication of aluminum products, and over the last 30 years we have developed additional expertise in areas such as steel, vinyl and fiberglass fabrication. See "—Important Transactions—Acquisition of Alumax's Fabricated Products Business in September 1996 and Related Financing." In 1999, Euramax was reorganized to become a U.S. based multinational group. See

"—Important Transactions—The Reorganization." CVCEP has subsequently acquired all of our common stock formerly held by CVC Europe.

INDUSTRY OVERVIEW

        The following discussion is intended to provide background information concerning the industries in which we operate. You are cautioned, however, that our businesses are not necessarily affected by the industry trends or other factors discussed below in the same manner or to the same degree as the industry generally. Some of the information included in the following discussion is based on predictions and projections. These predictions and projections are subject to inherent uncertainties. Consequentially, actual results may differ materially from those expressed in or implied by these predictions and projections. See "Forward-Looking Statements."

        We operate in diverse end markets. The descriptions below provide overviews of two of our larger end-user markets: the Building and Construction, and Transportation markets.

Building and Construction Market

        The Building and Construction end-user markets that we target vary to a large degree by both products and customers. Consequently, no single industry description would apply to all of our various end-user markets. The Building and Construction, or B&C, market is broadly defined as all of the products and services that are employed to develop new or refurbish existing facilities in two primary segments: residential and non-residential. We compete primarily in the residential repair and remodeling markets, selling predominantly to home center retailers and home improvement contractors and distributors. We also sell into selected non-residential markets, including rural contractors, coated coil OEMs, and other industrial and architectural applications, which are narrowly focused and highly fragmented.

Residential B&C—Repair and Remodeling

        The residential repair and remodeling market is served primarily by home center retailers and home improvement contractors and distributors. Coated coil OEMs also comprise a portion of this segment through interior architectural panels, residential doors, and other products. The home center market consists of major home center retailers such as Home Depot and Lowe's, as well as large cooperative buying groups, lumberyards, and small hardware stores. The home improvement contractor and distributor market is comprised of general contractors, building suppliers, and small retail storefronts. Key demand drivers for the residential repair and remodeling market are home values, home ownership rates, and age of housing stock.

        In 2002, the size of the U.S. retail home channel market was approximately $346.6 billion, of which home centers and lumberyards comprised $239.4 billion. The two largest players were Home Depot and Lowe's, with $58.2 billion and $26.5 billion in sales, respectively. Current homebuilding and repair and remodeling trends are expected to drive continued strong revenue growth for home center retailers. In 2002, Home Depot's sales grew 8.6%, and during the same period, Lowe's sales grew 19.9%.

        The residential repair and remodeling market is expected to benefit over the next decade as homeowners redirect spending towards upgrading existing homes rather than purchasing new homes. This trend will be driven by forecasted movements in the industry's key demand drivers, as described above. For example, according to the U.S. Census Bureau, the median sales price for an existing home has risen 7.9% in the last twelve months, and home ownership rates are projected to rise from 68% today to over 71% by 2010. In addition, the American Housing Survey of the United States conducted in 2001 revealed that the median age for U.S. homes is over thirty years old.

Non-residential B&C—Rural Contractors and Coated Coils

        According to the U.S. Census Bureau, total non-residential B&C spending, excluding public utilities, was $167.9 billion in 2002. We focus on the rural non-residential B&C market, which consists of builders, contractors and lumberyards that sell products primarily for rural and agricultural applications. End uses for these products include animal confinement buildings, barns, light commercial buildings, utility panels, and portable sheds. The U.S. Census Bureau estimated that spending in the non-residential farm market was $6.1 billion in 2001, up from $4.3 billion in 1998, representing a 12.7% compound annual growth rate.

        The non-residential B&C market also includes coated coils that are sold to rural contractors, OEMs, and other industrial or architectural fabricators for exterior building panels, exterior doors, architectural panels, lighting, and other industrial and architectural applications. Coated coils are rolled sheets of steel or aluminum purchased from primary metals producers that are coated by a rolled painting process before further fabrication. We estimate the size of the U.S. and European coated coil market to be approximately 10 million tons annually. Consumer buying patterns and overall market demand are influenced by a variety of factors including agricultural and industrial commodity prices, weather patterns, and corporate and government spending.

Transportation Market

Recreational Vehicles

        Recreational vehicles, or RVs, are a segment of the transportation vehicle market. There are two distinct RV product sub-markets: motorhomes and towable RVs. Motorhomes are motorized recreational vehicles whereas towable RVs attach to the back of automobiles.

        The total size of the RV retail market in the U.S. and Europe was estimated to be $15 billion in 2002, representing approximately 480,000 units. We compete primarily in the towable RV market, which comprises approximately 75% of total RV shipments. RV purchases are typically discretionary, affected by economic conditions, consumer confidence, and gas prices. In the U.S., 55 to 64 year olds have the highest RV ownership rates, while baby boomers constitute the fasting growing RV ownership segment.

        While there are few barriers to entry on a small scale, we believe that size and national distribution capabilities are necessary to compete on the basis of product design, features, innovation, quality, customer service, perceived value, reputation and price. In the U.S., we believe that the top ten competitors control approximately 80% of the market.

        In 2002, total U.S. and Europe RV shipments comprised 480,000 units, of which approximately 360,200 were towable. In Europe, RV sales climbed 4.1% in 2002 to record levels of approximately 169,000 units. In the U.S., RV shipments were 311,000 in 2002, and first quarter 2003 shipments grew 8% year on year. This increase was attributed to record low interest rates, low inflation, rising home values and increased discretionary income from mortgage refinancing. We believe that sales will grow over the coming decade due to favorable population trends. For example, the U.S. Census Bureau projects that the 55 to 64 year old age group will grow by approximately 55% from 2000 to 2010.

COMPETITIVE STRENGTHS

        Our strong market position and the diversification of our business among different geographic regions, customer groups, and product offerings have benefited us throughout economic and product cycles. As a result, we have historically been able to generate profits even though demand for certain products may be affected by seasonality and by changes in general and regional economic conditions. These factors, in combination with the low capital intensity and flexible cost base of our business, have historically contributed to our consistent generation of free cash flow.

        Leadership in several markets.    We are a leader in a variety of niche markets. For example, we are a leading supplier of aluminum sidewalls to U.S. producers of towable RVs. In addition, we believe that our sales of aluminum and steel raincarrying systems have represented a majority of such products sold to U.S. home centers. Similar leading positions are enjoyed by our roll formed aluminum sheet and coil products sold to towable RV manufacturers in Europe. We believe that these leadership positions give us a competitive advantage in the markets we serve.

        Manufacturing expertise.    We have the equipment necessary for producing substantially all of our products in-house, which minimizes reliance on third party processors. This capability provides marketing and pricing advantages, including the ability to control delivery time and to develop new and customer-specific products in an expeditious manner. In addition, our manufacturing expertise, as demonstrated by our ability to fabricate from alternate materials and develop new products and applications, affords us an advantage in meeting our customers' changing needs. For example, we offer specialized products that many of our competitors do not, such as wide coil coating, non-linear and stripe graphic patterns. We are also able to offer our customers small order quantities and short lead time capabilities.

        Product diversity.    Our wide range of products allows us to target many different markets effectively. Our technological expertise allows us to produce quality products in a wide range of materials to satisfy the needs of our diverse customer base. Over time, we have expanded our product mix to include products manufactured from steel, vinyl and fiberglass, allowing us to meet regional material preferences and to provide substitute products for end-users as their product preferences change. We believe that this product diversity has allowed us to maintain profitability.

        Geographic diversity.    Our sales span both the continental United States and Europe, which represented approximately 69.0% (or $440.9 million) and 31.0% (or $198.2 million) of 2002 net sales, respectively. We have manufacturing or distribution facilities strategically located in all major regions of the continental United States, as well as in the United Kingdom, The Netherlands and France. Our geographic diversity limits reliance on any single regional economy in the United States or national economy in Europe. Our network of facilities allows us to offer more comprehensive service than our regional competitors and to meet the demands of our customers for short delivery lead times.

        Customer diversity and loyalty.    We are diversified by both size and type of customer. Of our more than 5,000 customers, no single customer accounted for more than 11.8% of net sales in 2002. Our top ten customers accounted for approximately 32.0% of 2002 net sales and represented four distinct end-use markets. These characteristics minimize our reliance on individual customers and end-use markets. In addition to building a beneficially diverse customer base, we have established and maintained significant long-term customer relationships. Each of our top ten customers has been a customer for more than ten years.

        Experienced management team.    Our three senior managers, J. David Smith, Mitchell B. Lewis and R. Scott Vansant, have extensive industry experience (31, 13 and 12 years, respectively) with us and our predecessors. They have successfully led Euramax through various industry cycles, economic conditions and capital structures. Under their leadership, Euramax has consistently generated free cash flow, reduced indebtedness and successfully grown the business through acquisitions and organic initiatives.

BUSINESS STRATEGY

        Our strategy is to expand our leadership position as a producer of aluminum and steel products and to further diversify our product offerings, customers and geographic regions in which we operate. Since our formation as an independent company in 1996, our ability to consistently generate free cash flow has enabled us to pay down significant amounts of debt, while allowing us to pursue a strategy of improving our operations, profitability and prospects for future growth. Under this strategy, we are pursuing organic growth through product development and the addition of new territories and new customers. In addition, since our formation in September 1996, we have completed seven acquisitions which have enabled us to offer complementary products and expand our geographic coverage. We have also sold two businesses that did not serve our business strategy. We expect to continue identifying and acquiring businesses as part of executing our strategy.

        We have had discussions from time to time with respect to a potential acquisition that, if completed, we expect would increase our EBITDA, but would also increase our ratio of total debt to EBITDA. If we were to consummate this acquisition, we may seek to amend our senior secured credit facility to establish an acquisition term loan facility of up to $45.0 million, a portion of which we would expect to use to fund the acquisition. We cannot assure you that this potential acquisition will occur.

PRODUCTS AND CUSTOMERS

        Our products are sold to a diverse group of customers operating in a variety of industries. Our sales and marketing effort is organized on a decentralized basis to provide required services to our broad customer base in multiple geographic areas. Customers include:

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  OEMs, including RV, Commercial Panel, and Transportation Industry Manufacturers;

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  Rural Contractors;

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  Home Centers;

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  Home Improvement Contractors;

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  Distributors;

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  Manufactured Housing Producers; and

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  Industrial and Architectural Contractors.

        The table below lists our key products, materials used, customers and end-users, sales regions and segments:

Products	Primary Materials	Customers and End-Users	Primary Sales Regions	Segments

Specialty Coated Coils (painted aluminum and steel coils)	Aluminum, Steel	OEMs, RV Manufacturers, Transportation Industry Manufacturers, Various Building Panel Manufacturers	Europe	European Roll Coating
Roofing & Siding (including vehicle sidewalls and building panels)	Aluminum, Steel, Vinyl, Fiberglass	OEMs, RV Manufacturers, Rural Contractors, Distributors, Industrial and Architectural Contractors, Home Improvement Contractors, Manufactured Housing	U.S., Europe	U.S. and European Fabrication, European roll coating
Raincarrying Systems (gutters, downspouts)	Aluminum, Steel, Vinyl	Home Centers, Rural Contractors, Home Improvement Contractors, Distributors, Manufactured Housing	U.S.	U.S. Fabrication
Soffit (roof overhangs), Fascia (trims), Flashing (roofing valley material)	Aluminum, Steel	Home Centers, Rural Contractors, Industrial and Architectural Contractors, Home Improvement Contractors, Manufactured Housing	U.S.	U.S. Fabrication
Doors	Aluminum, Fiberglass	OEMs, RV Manufacturers, Distributors, Home Centers, Home Improvement Contractors	U.S., Europe	U.S. and European Fabrication

Windows	Aluminum, Vinyl	OEMs, RV Manufacturers, Home Improvement Contractors, Transportation Industry Manufacturers	U.S., Europe	U.S. and European Fabrication

        The following table sets forth the percentage of our net sales attributable to our customers/markets:

	Years Ended
	December 29, 2000	December 28, 2001	December 27, 2002

OEMs	44.3%	40.7%	41.4%
Rural Contractors	19.2%	20.3%	20.5%
Home Centers	18.7%	22.0%	20.3%
Home Improvement Contractors	6.2%	7.5%	8.1%
Distributors	2.5%	2.4%	4.0%
Manufactured Housing Producers	5.8%	4.1%	3.0%
Industrial and Architectural Contractors	3.3%	3.0%	2.7%

	100.0%	100.0%	100.0%

Original Equipment Manufacturers

        We supply OEMs such as RV, commercial panel manufacturers and transportation industry manufacturers. Our principal OEM customers are described below:

        Recreational Vehicle Manufacturers:    We are a leading supplier of various aluminum products to RV manufacturers in the United States and Europe. These products primarily consist of painted aluminum sheet and fabricated painted aluminum panels. We use our decorative graphic coating lines to produce aluminum panels with decorative detailing in a variety of colors. We also supply RV doors, windows and finished aluminum exterior walls and roofing panels. In addition, we supply laminated aluminum and fiberglass panels to RV manufacturers.

        We believe our decorative coating capabilities in the United States and in Europe provide a distinct technological advantage. These capabilities enable us to paint a stripe or other decorative pattern directly onto an aluminum sheet according to customer specifications. The alternative to a painted stripe is decorative tape, which must be applied to the aluminum sheet. The tape cannot be applied with the tight tolerances achieved by our painting process, and does not offer the same graphics variety.

        Commercial Panel Manufacturers:    We sell painted aluminum coil to customers who produce commercial building panels. These panels become part of a total package of commercial building wall panels and facades. The panels are used in both residential (such as room additions and patio enclosures) and commercial applications (such as service stations and school buildings) as well as in the construction of "cold rooms" used for the storage of perishable goods.

        Transportation Industry Manufacturers:    In addition to supplying RV manufacturers and commercial panel manufacturers, we also supply manufacturers in the transportation industry in Europe with windows, sunroofs and various other components fabricated from aluminum extrusions.

        Other Manufacturers:    We also use our decorative and coil coating capabilities for products supplied to overhead door manufacturers and producers of refrigerated transport containers. Door manufacturers produce the overhead doors, adding the necessary hardware and accessory items to complete the product.

Rural Contractors

        We supply aluminum and steel roofing and siding products to rural contractors for use in agricultural and rural buildings such as sheds and animal confinement buildings. We sell our products to traditional rural contractors, including building supply dealers, building and agricultural cooperatives, and animal confinement integrators. Building suppliers and agricultural cooperatives typically purchase smaller quantities of product at multiple locations whereas contractors and integrators generally purchase large volumes for delivery to one site.

Home Centers

        Our home center customers supply the well-established Do-It-Yourself, or DIY, market in the United States, Canada, and the United Kingdom. In the United States, we sell building and construction products, such as residential rain-carrying systems, roof flashing products, soffits, fascias, and steel roofing and siding. In the United Kingdom, we sell residential entry doors. These products, which are designed for ease of installation by DIY consumers, are produced with aluminum, galvanized or painted steel, and vinyl, depending on regional preferences. Home centers include small hardware stores, large cooperative buying groups, lumberyards and major home center retailers. We believe that we are the leading supplier of DIY metal raincarrying systems in the United States. Our competitors are generally regional and thus, we believe, do not have the advantages of a nationwide service and distribution network such as ours. We expect to continue to exploit these strengths to introduce additional DIY products that could be sold through this distribution channel.

Home Improvement Contractors

        We sell a variety of products to home improvement contractors, the most significant of which are vinyl replacement windows. Other products sold to home improvement contractors include awnings, lattice systems, metal roofing, shower doors, patio and entrance doors, and insulated roofing panels. In the United States, we offer a full complement of vinyl replacement windows. We are also one of the largest suppliers of lattice and painted aluminum awnings to residential contractors in the western United States. In addition, we manufacture painted aluminum and steel panels for residential roofing.

Distributors

        We sell to distributors and stockists (the European equivalent of distributors), which perform as service centers for the next tier of customers in both the United States and Europe. A distributor will typically purchase coil which is later broken down or fabricated prior to resale. Residential building products sold through distributors include a wide range of metal roof flashing materials, painted aluminum trim coil, raincarrying systems, fascia/soffit systems and drip edges. In the United Kingdom, we produce patio and entrance and shower doors, marketed primarily to distributors, as well as shower and bath enclosures.

Manufactured Housing Producers

        We sell fabricated steel siding and accessory parts to producers of manufactured housing in the United States. These products are used for exterior walls and roofs. While we enjoy a leading position in this market, recent trends show the annual amounts of steel siding sold to the manufactured housing industry to be declining. This is primarily due to the availability of low-cost vinyl siding, which has aesthetic advantages over steel. To a lesser degree, we also distribute vinyl siding to certain customers in the manufactured housing industry. In addition to steel siding, we also fabricate and supply a variety of steel and aluminum accessory components for manufactured home exteriors.

Industrial and Architectural Contractors

        We sell various products to the architectural and industrial contractor markets including standing seam panels, siding, soffits and fascias. These products are primarily produced from galvanized steel or aluminum.

RECENT DEVELOPMENTS

        Net sales for the quarter ended June 27, 2003 increased $20.0 million, or 11.6%, to $191.7 million from $171.7 million for the quarter ended June 28, 2002. This increase in net sales reflects stronger demand for our products sold to building and construction markets, including home centers, distributors, manufactured housing producers and home improvement, rural and industrial contractors. Net sales also increased due to an increase in shipments to the European automotive and RV markets. These increases were partially offset by lower shipments to RV OEMs in the United States, and OEM customers in Europe who purchase painted aluminum and steel coil. Of the $20.0 million increase in net sales, approximately $10.0 million represents a net increase attributable to demand for existing products and new product sales resulting from our organic growth initiatives. The balance of the increase is attributable to the strengthening of the Pound Sterling and the Euro against the U.S. Dollar.

REFINANCING AND RELATED TRANSACTIONS

        On July 10, 2003, we commenced an offer to purchase and solicitation of consents, which we refer to as the "Tender Offer," for our outstanding 11.25% senior subordinated notes due 2006 subject to our receipt of a consent from the holders of a majority of the principal amount thereof. We expect to call for redemption any non-tendered notes. In addition, in the future, we may pay a dividend to our stockholders or repurchase some of our outstanding common stock, subject to restrictions that may be contained in agreements governing our existing or future indebtedness. Under the terms of the indenture governing the notes, any such dividend or stock repurchase could be up to $70 million, subject to compliance with a cash flow ratio test. See "Description of the Notes."

        We have had discussions from time to time with respect to a potential acquisition that, if completed, we expect would increase our EBITDA, but would also increase our ratio of total debt to EBITDA. If we were to consummate this acquisition, we may seek to amend our senior secured credit facility to establish an acquisition term loan facility of up to $45 million, a portion of which we would expect to use to fund the acquisition. We cannot assure you that this potential acquisition will occur or that the lending parties under our senior secured credit facility would agree to any amendment.

RISK FACTORS

RISKS RELATING TO OUR BUSINESS

We have substantial leverage.

        As of March 28, 2003, after giving effect to this offering and the use of the proceeds therefrom, as described herein and under "Use of Proceeds," we would have had outstanding indebtedness of $220.0 million, of which $20.0 million would be senior in right of payment to the notes. Further, we would have had the ability to borrow an additional $90.0 million under our revolving credit facility. In addition, in the future, we may pay a dividend to our stockholders or repurchase some of our outstanding common stock, subject to restrictions that may be contained in agreements governing our existing or future indebtedness. Under the terms of the indenture governing the notes, any such dividend or stock repurchase could be up to $70 million, subject to compliance with a cash flow ratio test. See "Description of the Notes." For the year ended December 27, 2002, on a pro forma basis, our ratio of earnings to fixed charges would have been 2.23 to 1, and our ratio of total debt to EBITDA would have been 3.29 to 1. Our highly leveraged financial position poses substantial risks to holders of the notes, including the risks that:

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  a substantial portion of our cash flow from operations will be dedicated to the payment of interest on the notes and the payment of principal and interest under our senior secured credit facility;

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  our highly leveraged financial position may impede our ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes, including acquisitions; and

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  our highly leveraged financial position may make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures.

        We believe that, based on our current level of operations, we will have sufficient capital to carry on our business and will be able to meet our scheduled debt service requirements. However, we cannot assure you that our future cash flow will be sufficient to meet our obligations and commitments. In addition, all borrowings under our senior secured credit facility will become due prior to the notes. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet our other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital. There can be no assurance that any of these actions could be effected on a timely basis or on satisfactory terms or that these actions would enable us to continue to satisfy our capital requirements. In addition, the terms of our existing or future debt agreements, including our senior secured credit facility and the notes offered hereby, may prohibit us from adopting any of these alternatives. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources," "Description of Certain Indebtedness" and "Description of the Notes."

Despite current indebtedness levels and restrictive covenants, we may still be able to incur substantial additional debt, which could exacerbate the risks described above.

        We may be able to incur additional debt in the future, including debt that is senior to or equal in right of payment to the notes. Although the indenture governing the notes and our senior secured credit facility contain restrictions on our ability to incur indebtedness, those restrictions are subject to a number of exceptions. In addition, if we are able to designate some of our restricted subsidiaries under the indenture governing the notes as unrestricted subsidiaries, those unrestricted subsidiaries would be permitted to borrow beyond the limitations specified in the indenture and engage in other activities in which restricted subsidiaries may not engage. Adding new debt to current debt levels could intensify the related risks that we and our subsidiaries now face. See "Capitalization" and "Description of Certain Indebtedness."

Our acquisition strategy may not be successful.

        We have engaged in and continue to engage in evaluations of and discussions with potential acquisition candidates. These acquisitions may be financed by incurring additional indebtedness, which could be material. Such additional indebtedness may increase our leverage ratios substantially or adversely impact our ratings from any ratings agencies. In addition, our failure to integrate any acquired businesses successfully may adversely affect our EBITDA and earnings from operations. Any such transactions would be subject to negotiations of definitive agreements, satisfactory financing arrangements (including compliance with the limitations on issuance of indebtedness in the indenture governing the notes and in our senior secured credit facility) and applicable governmental approvals and consents. We cannot assure you that we will complete any additional acquisitions or that any acquired entities or assets will enhance our results of operations.

        In particular, we have had discussions from time to time with respect to a potential acquisition that, if completed, we expect would increase our EBITDA, but would also increase our ratio of total debt to EBITDA. If we were to consummate this acquisition, we may seek to amend our senior secured credit facility to establish a term loan facility of up to $45 million, a portion of which we would expect to use to fund the acquisition. We cannot assure you that this potential acquisition will occur.

Demand for many of our products is cyclical.

        Demand for most of our products is cyclical in nature. Changes in general economic conditions can affect market demand for our products. Sales to the building and construction markets are driven by trends in commercial and residential construction, housing starts, residential repair and remodelings. Transportation market sales are also cyclical in nature and typically follow the trends in the automotive, truck and recreational vehicle manufacturing industries. Historically, lower demand has led to lower margins, lower production levels, or both.

We depend upon aluminum.

        Our primary raw material is aluminum coil. We sold approximately $363.3 million of aluminum products in 2002. Because changes in aluminum prices are generally passed through to our customers, increases or decreases in aluminum prices generally cause corresponding increases and decreases in reported net sales, causing fluctuations in reported revenues that are unrelated to the level of business activity. However, if we are unable to pass through aluminum price changes to our customers in the future, we could be materially adversely affected. Any major disruption in the supply and/or change in price of aluminum could have a material adverse effect on our business and financial condition. Further, we are subject to the short-term commodity risk of carrying aluminum in our inventory. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We depend upon steel.

        We sold approximately $160.3 million of steel products in 2002. We purchase a majority of our steel raw materials from domestic steel producers. The imposition of Section 201 of the U.S. Trade Act of 1974, as amended by the Omnibus Trade and Competitiveness Act of 1988 and the Uruguay Round Agreements Act of 1994 (or Section 201), in March 2002, introduced tariffs on steel products imported by certain foreign producers. This resulted in an increase in the cost of steel raw materials we purchased. While the President's decision to implement a Section 201 remedy is not appealable to U.S. courts, foreign governments may appeal, and some have appealed, to the World Trade Organization, or WTO. The European Union, Japan and other countries have been prosecuting these appeals. On March 26, 2003, the WTO issued its interim panel ruling finding that the Section 201 tariffs imposed by the United States on certain foreign steel imports violate global trade rules. Moreover, a number of affected counties have imposed or threatened to impose various retaliatory tariffs on U.S. steel or other products. Accordingly, there is a risk that rulings adverse to the United States or substantial political pressures could result in the President changing the remedy, granting substantial exemptions from the remedy or terminating the remedy entirely prior to the full three years, although any such modification would apply only prospectively. Therefore, there is a possibility that the tariffs and corresponding steel price increases will be removed over time.

        Since the imposition of Section 201, we have been able to increase our selling prices on steel products affected by the tariff, and further expect that we will be able to increase our selling prices in the event of additional steel raw material price increases. However, we cannot assure you that we will be able to do so. Additionally, the imposition of these tariffs may limit the availability of steel raw materials as foreign producers import less steel. We have no long-term contracts with any supplier of steel. While we expect that there will be an adequate supply to meet our demand for steel raw materials, we cannot assure you that there will be an adequate supply. Therefore, we are subject to the risk of lost revenue in the event that we cannot obtain quantities of steel necessary to meet customer demand.

Euramax International is a holding company and therefore its ability to make payments on the notes depends on its ability to receive dividends from its subsidiaries.

        Substantially all of Euramax International's properties are owned by, and substantially all of its operations are conducted through its subsidiaries. As a result, Euramax International depends on dividends and other payments from its subsidiaries to satisfy its financial obligations and make payments to its investors. The ability of its subsidiaries to pay dividends and make other payments to the issuers is subject to contractual and legal restrictions and, in the case of some of its foreign subsidiaries, repatriation limitations. In the event that Euramax International is unable to receive sufficient funds from its subsidiaries to make required payments to holders of the notes, holders will have to look to the guarantors for payment. Euramax International Holdings B.V. is also expected to be a holding company and currently does not conduct operations.

Indebtedness under our senior secured credit facility is subject to floating interest rates, which may cause our interest expense to increase.

        Changes in economic conditions could result in higher interest rates, thereby increasing our interest expense and reducing our funds available for operations and other purposes. A 1% increase in market interest rates on our anticipated borrowings under our revolving credit facility would result in an annual increase in our interest expense and a decrease in our earnings before income taxes of approximately $0.2 million. See "Description of Certain Indebtedness."

Our senior secured credit facility contains, and the indenture for the notes will likely contain, covenant restrictions that may limit our flexibility in operating our business and our ability to repay our indebtedness.

        Our senior secured credit facility contains, and the indenture relating to the notes will likely contain, a number of restrictive covenants that impose significant restrictions on us. Compliance with these restrictive covenants may limit our flexibility in operating our business. Failure to comply with these covenants could give rise to an event of default. These covenants restrict, among other things, our ability to:

  •
  incur indebtedness;

  •
  make certain restricted payments;

  •
  pay certain dividends, make certain distributions, make loans and transfer property;

  •
  incur liens;

  •
  sell assets;

  •
  issue or sell capital stock;

  •
  enter into transactions with affiliates; and

  •
  consolidate, merge or sell all or substantially all of our assets.

        Our senior secured credit facility also contains financial covenants. If we default on any of these covenants, the lenders could cause all amounts outstanding under our senior secured credit facility and the notes to be due and payable immediately, and the lenders under our senior secured credit facility could proceed against any collateral securing that indebtedness. Our assets or cash flow may not be sufficient to repay in full the borrowing under our senior secured credit facility or the notes, either upon maturity or if accelerated upon an event of default. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments. We currently pledge, and expect to continue to pledge, a significant portion of our assets as collateral under our senior secured credit facility. If the lenders under our senior secured credit facility or the holders of the notes accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our indebtedness, including the notes.

We are subject to risk of currency exchange rate fluctuations and risks associated with international operations.

        In 2002, approximately 31% of our net sales were made outside the United States. The U.S. Dollar value of our non-U.S. sales varies with currency exchange rate fluctuations. Changes in currency exchange rates could have an adverse effect on our results of operations and our ability to meet interest and principal obligations on the notes. International manufacturing and sales are subject to additional risks, including:

  •
  labor and political unrest;

  •
  restrictions on transfers of funds;

  •
  unexpected changes in regulatory environments;

  •
  difficulty in obtaining distribution and support;

  •
  potentially adverse tax consequences; and

  •
  changes in effective tax rates.

        We cannot assure you that any of the foregoing factors will not have a material adverse effect on our ability to increase or maintain our international sales or on our results of operations.

We are subject to strict environmental regulations.

        Our U.S. and European facilities are subject to the requirements of federal, state, local and European environmental and occupational health and safety laws and regulations. We cannot assure you that we are at all times in compliance with all such requirements. We have made and will continue to make capital expenditures to comply with environmental requirements. As is the case with manufacturers in general, if a release of hazardous substances occurs on or from our properties or any offsite disposal location used by us, or if contamination from prior activities is discovered at any of our properties, we may be held liable for cleanup costs, natural resource damages and associated transaction costs. The amount of such liability could be material. We have been named a party potentially responsible for the costs of investigating and remediating nine waste disposal sites, pursuant to the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1990. See "Our Business—Environmental, Health and Safety Matters."

We depend on our management and key personnel.

        Our success and our ability to implement our business strategy depends upon the continued contributions of key management, engineering, sales and marketing, finance and manufacturing personnel. The loss of the services of certain of these executives could have a material adverse effect on our results of operations and prospects. We currently do not maintain any "key man" insurance on any members of our management or other key employees. We cannot assure you that we will be able to retain such key personnel or to attract additional qualified personnel.

We operate in highly competitive markets.

        The markets in which we compete are highly competitive. In the United States, competition comes from both large and small publicly held and privately held companies. In Europe, our competitors include three to four integrated companies in the specialty coil coating business. Other smaller companies compete with us in the building and construction, RV and transportation markets in Europe, both on a regional basis and some on a pan-European basis. We cannot assure you that we will be able to compete effectively in any of our markets in the future.

We could face potential product liability or warranty claims relating to products we manufacture or distribute.

        We face a business risk of exposure to product liability claims in the event that the use of our products is alleged to have resulted in injury or other adverse effect. We currently maintain product liability insurance coverage, but we may not be able to obtain such insurance on acceptable terms in the future, if at all, or any such insurance may not provide adequate coverage against potential claims. Product liability claims can be expensive to defend and may divert management or other personnel for months or years regardless of the ultimate outcome. An unsuccessful product liability defense could have a material adverse effect on our business, financial condition, results of operations or business prospects. We may also experience increased costs of warranty claims if our products are manufactured or designed defectively.

We are controlled by our principal stockholders.

        CVCEP beneficially owns approximately 54% of our common stock. Court Square Capital Limited, or Court Square, is an affiliate under common control with CVCEP which owns an additional 34.5% of our common stock. Collectively, CVCEP and Court Square control the affairs and policies of our company. Circumstances may occur in which the interests of these stockholders could be in conflict with the interests of the holders of the notes. In addition, these stockholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the notes. See "Ownership of Capital Stock."

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA (UNAUDITED)

        The following unaudited Pro Forma Condensed Consolidated Financial Data are based on our Consolidated Financial Statements included elsewhere in this Exhibit 99.2, adjusted to give effect to:

  •
  the acquisition on June 12, 2003 by CVCEP and its affiliates from our former stockholders CVC European Equity Partners, L.P. and CVC European Equity Partners (Jersey), L.P., whom we refer to together as "CVC Europe," and BNP Paribas and certain members of our management, of 265,762.48 shares of common stock, or 55% of our common stock as of June 12, 2003. This acquisition required the application of the purchase method of accounting under accounting principles generally accepted in the United States, which resulted in a new basis of accounting for the assets acquired and liabilities assumed. We refer to this transaction as our 2003 Stock Transaction. See "Related Party Transactions—2003 Stock Transaction;"

  •
  the consummation of the Tender Offer, assuming the repurchase of all of our outstanding 11.25% senior subordinated notes due 2006;

  •
  the issuance of $200,000,000 principal amount of the    % senior subordinated notes being offered hereby;

  •
  the paydown of our revolving credit facility as described herein under "Use of Proceeds;"

  •
  the consummation of an advisory agreement with CVC Management LLC; and

  •
  the issuance of restricted stock.

        We refer to the foregoing events as the "Transactions."

        The unaudited Pro Forma Condensed Consolidated Statements of Earnings are derived from our Condensed Consolidated Statement of Earnings for the three months ended March 28, 2003 and our Consolidated Statement of Earnings for the year ended December 27, 2002, included elsewhere in this Exhibit 99.2, and assume that the Transactions were consummated as of December 29, 2001 and December 28, 2002 (the first day of the fiscal period adjusted), respectively. Our unaudited Pro Forma Condensed Consolidated Balance Sheet is derived from the unaudited Consolidated Balance Sheet as of March 28, 2003 included elsewhere in this Exhibit 99.2, and assumes the Transactions were consummated on March 28, 2003. Our unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements, included elsewhere in this Exhibit 99.2.

        Our unaudited Pro Forma Condensed Consolidated Financial Data do not purport to be indicative of the results that would actually have been obtained if the Transactions had occurred on the dates indicated or of the results that may be obtained in the future. Our unaudited Pro Forma Condensed Consolidated Financial Data are presented for comparative purposes only. Our pro forma adjustments, as described in the accompanying data, are based on available information and certain assumptions that our management believes are reasonable.

        Our unaudited pro forma information with respect to the 2003 Stock Transaction is based on our historical Consolidated Financial Statements. The 2003 Stock Transaction, will be accounted for under the purchase method of accounting, in accordance with SFAS No. 141, "Business Combinations." The purchase price of the 2003 Stock Transaction, including the related fees and expenses, has been allocated to the identifiable assets acquired and liabilities assumed, based upon the percentage of Euramax International acquired and our management's preliminary estimates of their fair value, with the remainder allocated to goodwill. The allocation of the purchase price is preliminary and subject to revision when additional information concerning asset and liability valuation becomes available. Such additional information will include the finalized results of asset and liability valuations and may differ materially from the preliminary estimates included herein.

        Per share data has not been presented since our shares are closely held.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
(UNAUDITED)
(Thousands of U.S. Dollars)

	Year ended December 27, 2002
	Historical	Pro Forma Adjustments		Pro Forma

Net sales	$639,149	$—		$639,149
Costs and expenses:
Cost of goods sold	508,254	—		508,254
Selling and general	63,593	(219	)(b)	64,808
		668	(e)
		766	(f)
Depreciation and amortization	13,968	1,400	(c)	15,535
		167	(d)

	585,815	2,782		588,597

Earnings (loss) from operations	53,334	(2,782)		50,552
Interest expense, net	(22,748)	1,565	(a)	(21,183)
Other income (expense), net	703	—		703

Earnings (loss) before income taxes	31,289	(1,217)		30,072
Provision (benefit) for income taxes	11,432	(475	)(g)	10,957

Net earnings (loss)	$19,857	$(742)		$19,115

See Accompanying Notes to Pro Forma Condensed Consolidated Statements of Earnings.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
(UNAUDITED)
(Thousands of U.S. Dollars)

	Three months ended March 28, 2003
	Historical	Pro Forma Adjustments		Pro Forma

Net sales	$146,158	$—		$146,158
Costs and expenses:
Cost of goods sold	117,566	—		117,566
Selling and general	15,590	(94	)(b)	15,838
		150	(e)
		192	(f)
Depreciation and amortization	3,745	350	(c)	4,137
		42	(d)

	136,901	640		137,541

Earnings (loss) from operations	9,257	(640)		8,617
Interest expense, net	(5,448)	202	(a)	(5,246)
Other income (expense), net	214			214

Earnings (loss) before income taxes	4,023	(438)		3,585
Provision (benefit) for income taxes	1,581	(171	)(g)	1,410

Net earnings (loss)	$2,442	$(267)		$2,175

See Accompanying Notes to Pro Forma Condensed Consolidated Statements of Earnings.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Thousands of U.S. Dollars)

        The Pro Forma Condensed Consolidated Statements of Earnings (Unaudited) reflect the Transactions as if they had occurred on December 29, 2001 and December 28, 2002 (the first day of the fiscal periods reported), as follows:

(a)	Net decrease in interest expense resulting from the pro forma refinancing of Euramax International, as follows:
		Year ended December 27, 2002	Three months ended March 28, 2003

	Debt:
	Secured credit facility at average rate of 4.47%	$885	$221
	The new notes at 8.25%	16,500	4,125

		17,385	4,346
	Other interest expense including swaps	2,244	530

	Cash interest expense	19,629	4,876
	Amortization of deferred financing costs:
	Secured credit facility—$1,876 over 39 months	467	153
	Secured credit facility—$976 over 5 years	137	—
	Secured credit facility—$1,000 over 5 years	200	50
	The new notes—$8,287 over 8 years	1,036	259

	Pro forma interest expense	21,469	5,338
	Elimination of historical interest expense	23,034	5,540

	Decrease in interest expense, net	$1,565	$202

(b)	Net decrease in periodic pension expense related to unrecognized losses	$(219)	$(94)
(c)	Additional depreciation on step-up in basis of property, plant and equipment	$1,400	$350
(d)	Amortization of patent over 15 year life	$167	$42
(e)	Management advisory fee due to CVCEP	$668	$150
(f)	Amortization of restricted stock awards	$766	$192
(g)	Net decrease in provision for income taxes as a result of all above items at an assumed effective tax rate of 39%.
(h)	Non-recurring charges for the following are not included in the pro forma results:
	Premium paid on retirement of bonds, net of taxes at assumed effective tax rate of 39%	$1,019	$1,019
	Write-off of deferred financing costs on existing notes, net of taxes at assumed effective tax rate of 39%	$511	$511

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Thousands of U.S. Dollars)

	As of March 28, 2003
	Historical	Pro Forma Adjustments		Pro Forma

ASSETS
Current assets:
Cash and equivalents	$11,516	$—		$11,516
Accounts receivable, net	99,476	—		99,476
Inventories	87,454	4,000	(a)	91,454
Other current assets	8,396	—		8,396

Total current assets	206,842	4,000		210,842
Property, plant and equipment, net	111,803	16,000	(a)	127,803
Goodwill, net	111,332	52,741	(a)	164,073
Deferred income taxes	4,961	978	(d)	5,939
Other assets	4,902	2,500	(a)	13,841
		(1,023)	(a)
		8,300	(c)
		(838)	(b)

	$439,840	$82,658		$522,498

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Cash overdrafts	$1,370	$—		$1,370
Accounts payable	71,303	—		71,303
Accrued expenses and other current liabilities	35,997	3,350	(a)	33,987
		(5,360)	(c)

Total current liabilities	108,670	(2,010)		106,660
Long-term debt, less current maturities
Revolving credit facility	67,426	(47,630)	(c)	19,796
The existing 11.25% senior subordinated notes due 2006	135,000	2,040	(a)	—
The notes offered hereby	—	(137,040 200,000	)(c) (c)	200,000
Deferred income taxes	19,534	4,855	(a)	24,389
Other liabilities	20,064	6,987	(a)	27,051

Total liabilities	350,694	27,202		377,896

Total shareholders' equity	89,146	56,986	(a)	144,602
		(838)	(b)
		(1,670)	(c)
		978	(d)

	$439,840	$82,658		$522,498

See Accompanying Notes to Pro Forma Condensed Consolidated Balance Sheets.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(Thousands of U.S. Dollars)

        The Pro Forma Condensed Consolidated Balance Sheet (Unaudited) reflects the Transactions as if they had occurred on March 28, 2003, as follows:

        The 2003 Stock Transaction will be accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. The purchase price is being allocated on a pro-rata basis first to our identifiable assets acquired and liabilities assumed based upon preliminary estimates of their fair market values, with the remainder allocated to goodwill. The allocation of the purchase price is subject to revision when the valuation of the fair value of all assets and liabilities is completed, which may differ materially from our preliminary purchase price allocation. The purchase price is as follows:

		March 28, 2003

(a)	Purchase Price	$105,981
	Less: Company equity acquired	48,995

	Increase in basis	$56,986

	Allocation of increase in basis
	Record fair value of inventories	$4,000
	Record fair value of property, plant and equipment	16,000
	Record fair value of notes	(2,040)
	Record fair value of pension liability	(6,987)
	Record fair value of deferred financing fees	(1,023)
	Record fair value of patent (15 year life)	2,500
	Transaction fees	(3,350)
	Record deferred income taxes for effect of step-up in basis of assets	(4,855)
	Record goodwill	52,741

		$56,986

(b)	Reflects the write-off of remaining deferred financing fees related to the old notes	$(838)
(c)	Reflects proceeds of the borrowings under the notes and extinguishment of old notes as follows:
	Proceeds of new notes	$200,000
	Less: Book value of old notes	(137,040)

		$62,960
	Less:
	Issuance costs (deferred financing fees)	8,300
	Payment of accrued interest	5,360
	Loss on redemption of bonds	1,670

		$47,630

(d)	Net increase in deferred tax asset as a result of notes (c) and (d), above:
	Reflects the write-off of deferred financing fees related to the old notes	$838
	Loss on redemption of bonds	1,670

		$2,508
	Effective tax rate	39%

	Deferred tax asset	$978

Selected historical consolidated financial data

        The selected financial data as of each fiscal year end in the five year period ended December 27, 2002 were derived from our audited consolidated financial statements. The selected financial data for the three month periods ended March 29, 2002 and March 28, 2003 were derived from our unaudited financial statements, which in the opinion of our management, include all adjustments necessary for a fair presentation in accordance with accounting principals generally accepted in the United States. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and accompanying notes thereto included elsewhere in our public filings.

	Year ended										Unaudited Quarter ended
(Thousands of U.S. Dollars)	December 25, 1998		December 31, 1999		December 29, 2000		December 28, 2001		December 27, 2002		March 29, 2002		March 28, 2003

Statement of Earnings Data:
Net sales	$616,219		$596,759		$599,479		$593,117		$639,149		$132,960		$146,158
Costs and expenses:
Cost of goods sold	507,752		479,730		494,330		477,870		508,254		106,258		117,566
Selling and general	49,881		57,986		54,475		59,230		63,593		14,549		15,590
Depreciation and amortization	12,326		13,728		16,569		17,555		13,968	(4)	3,424	(4)	3,745	(4)

	569,959		551,444		565,374		554,655		585,815		124,231		136,901

Earnings from operations	46,260		45,315		34,105		38,462		53,334		8,729		9,257
Interest expense	(24,204)		(22,369)		(26,376)		(25,727)		(23,034)		(5,463)		(5,540)
Interest income	557		563		506		469		286		102		92
Other income (expense), net	524		(933)		763		(2,953)		703		(82)		214

Earnings before income taxes	23,137		22,576		8,998		10,251		31,289		3,286		4,023
Provision for income taxes	10,253		11,017		5,671		5,521		11,432		1,206		1,581

Net earnings	12,884		11,559		3,327		4,730		19,857		2,080		2,442
Dividends on redeemable preference shares	5,957		6,381		—		—		—		—		—

Net earnings available for shareholders	$6,927		$5,178		$3,327		$4,730		$19,857		$2,080		$2,442

Other Data:
Capital expenditures	$12,352		$13,358		$9,706		$8,321		$8,263		$1,134		$3,026
EBITDA(1)	59,110		58,110		51,437		53,064		68,005		12,071		13,216
Ratio of earnings to fixed charges(2)	1.84	x	1.94	x	1.27	x	1.46	x	2.20	x	1.68	x	2.21	x
Ratio of total debt to EBITDA	3.68	x	3.81	x	4.58	x	3.91	x	2.90	x	3.76	x	2.93	x
Ratio of EBITDA to interest expense	2.44	x	2.60	x	1.95	x	2.06	x	2.95	x	2.38	x	2.99	x
Ratio of EBITDA less capital expenditures to interest expense	1.93	x	2.00	x	1.58	x	1.74	x	2.59	x	2.07	x	2.55	x
Balance Sheet Data (end of period):
Working capital	$88,558		$90,570		$79,314		$70,049		$90,480		$88,572		$98,172
Total assets	388,649		399,659		413,059		384,251		416,440		401,552		439,840
Total long-term debt, including current maturities	217,678		221,279		235,528		207,724		196,972		219,015		202,426
Redeemable preference shares	46,339		—	(3)	—		—		—		—		—
Total shareholders' equity	9,665		65,068	(3)	63,781		61,494		86,219		63,247		89,146

(1)
EBITDA is not an alternative measure of operating results or cash flows from operations, as determined in accordance with accounting principles generally accepted in the United States. We have included EBITDA because we believe it is an indicative measure of operating performance and our ability to meet our debt service requirements and is used by investors and analysts to evaluate companies with our capital structure. As presented by us, EBITDA may not be comparable to similarly titled measures reported by other companies. EBITDA should be considered in addition to, not as a substitute for, operating income, net income (loss), cash flows and other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States.

  EBITDA represents earnings before income taxes, interest, and depreciation and amortization. EBITDA, subject to certain adjustments, is also used to measure the covenants of our debt agreements.

The following table reconciles net earnings to EBITDA:

	Year ended					Unaudited Quarter ended
(Thousands of U.S. Dollars)	December 25, 1998	December 31, 1999	December 29, 2000	December 28, 2001	December 27, 2002	March 29, 2002	March 28, 2003

EBITDA Reconciliation:
Net earnings	$6,927	$5,178	$3,327	$4,730	$19,857	$2,080	$2,442
Plus (minus):
Interest expense, net	23,647	21,806	25,870	25,258	22,748	5,361	5,448
Provision for income taxes	10,253	11,017	5,671	5,521	11,432	1,206	1,581
Depreciation and amortization	12,326	13,728	16,569	17,555	13,968	3,424	3,745
Dividends on redeemable preference shares	5,957	6,381	—	—	—	—	—

EBITDA	$59,110	$58,110	$51,437	$53,064	$68,005	$12,071	$13,216

(2)
Earnings used in computing the ratio of earnings to fixed charges consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and the estimated interest component of rent expense.

(3)
In December 1999, in connection with the Reorganization, the 1,000,000 ordinary shares and 34,000,000 redeemable preference shares, including accrued cumulative dividends, of Euramax International Limited were cancelled. Concurrent with that cancellation, the Company issued 500,019.92 shares of common stock to the former Euramax International Limited shareholders.

(4)
The Company adopted SFAS No. 142, "Goodwill and Other Intangibles," effective December 29, 2001. Under SFAS No. 142, goodwill and indefinite lived assets are no longer amortized. Accordingly, there is no goodwill amortization included in the year ended December 27, 2002 and the quarters ended March 28, 2003 and March 29, 2002.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

Liquidity.

        Our primary liquidity needs arise from debt service incurred in connection with acquisitions and the funding of capital expenditures. Our liquidity sources at March 28, 2003 include $11.5 million in cash and an undrawn amount of $42.6 million under our revolving credit facility, subject to borrowing base limitations. At March 28, 2003, $37.0 million of the undrawn amount was available to us. On March 15, 2002, our senior secured credit facility was amended and restated to increase the revolving credit facility to $110.0 million (subject to borrowing base limitations) and extend the maturity of the facility to June 30, 2005. We expect to have approximately $80.0 million of borrowing availability immediately following the completion of this offering. We may potentially amend our senior secured credit facility to establish a term loan facility of up to $45.0 million, a portion of which we would expect to use to fund a potential acquisition for which we have been in discussion from time to time. In addition, in the future, we may pay a dividend to our stockholders or repurchase some of our outstanding common stock, subject to restrictions that may be contained in agreements governing our existing or future indebtedness. Under the terms of the indenture governing the notes, any such dividend or stock repurchase could be up to $70 million, subject to compliance with a cash flow ratio test. See "Description of the Notes." We cannot assure you that this potential acquisition or the establishment of an acquisition term loan facility under our senior secured credit facility will occur. We believe that cash generated from operations and, subject to borrowing base limitations, borrowings under our senior secured credit facility will be adequate to meet our needs for the foreseeable future. See "Description of Certain Indebtedness."

        Assuming the offering of the notes had been completed on December 27, 2002, the long-term debt obligations would be due as follows: $6.1 million in 2003, $4.5 million in 2004, $64.9 million in 2005, $1.7 million in 2006, $1.0 million in 2007 and $201.0 million thereafter.

MANAGEMENT

2003 EQUITY COMPENSATION PLAN

        We have established an equity compensation program, the Euramax International, Inc. 2003 Equity Compensation Plan, or our 2003 Equity Plan, for the purposes of attracting and retaining valued employees. The 2003 Equity Plan seeks to accomplish these goals by offering certain management employees a greater stake in our success, and to encourage ownership of our stock by these employees. Under the 2003 Equity Plan, we have granted restricted shares of our Class A Common Stock and granted options to purchase shares of Euramax International Class A Common Stock to selected officers or other key employees. We have reserved 35,719.6 shares of Class A Common Stock for issuance under the 2003 Equity Plan. In connection with the 2003 Stock Transaction, we granted 9,569.6 shares of restricted Class A Common Stock and 25,750 options to purchase shares of our Class A Common Stock. See "Related party transactions—2003 Stock Transaction" and "Related party transactions—Restricted Stock Grants" for more information.

        The 2003 Equity Plan is to be administered by a committee designated by our board of directors, which shall have at least two members, each of whom shall be a "non-employee director" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, or the Exchange Act, and an "outside director" as defined in Section 162(m) of the Internal Revenue Code of 1986, or the Code. The committee will have full authority to act in selecting the eligible employees to whom awards of options or restricted stock may be granted. The committee will determine the times at which such awards of restricted stock or options may be granted, the time and the matter in which options may be exercised, the type and amount of award that may be granted, the terms and conditions of awards that may be granted under the 2003 Equity Plan and the terms of agreements which will be entered into with employees designated to participate in the 2003 Equity Plan. However, in no event may the exercise price of any non-qualified options granted under the 2003 Equity Plan be less than the fair market value of the underlying shares on the date of grant.

        The 2003 Equity Plan permits the committee to grant both incentive stock options and non-qualified stock options, but all 25,750 options granted as of the date hereof are non-qualified stock options. The committee may determine the number of options granted to each participant, the exercise price of each option, the duration of the options (not to exceed ten years), vesting provisions and all other terms and conditions of such options in individual option agreements. The non-qualified stock option grant agreements in effect on the date hereof provide that each participant will vest in 20% of the shares subject to the option grant on each anniversary of the date of grant, until becoming 100% vested after 5 years. Non-qualified stock option grant agreements under the 2003 Equity Plan provide that upon termination of employment with us, the exercise period for vested options will generally be limited, except that vested options will be canceled immediately upon a termination for cause. The non-qualified stock option grant agreements provide for the cancellation of all unvested options upon termination of employment with us. Under the 2003 Equity Plan, if any option shares subject to an outstanding option grant are forfeited or if the option grant otherwise terminates without exercise, any of these forfeited or terminated option grant shares may be reissued at the discretion of the committee.

        The 2003 Equity Plan also permits us to grant participants restricted shares of our Class A Common Stock. The committee will determine the number of shares of restricted stock granted to each participant, the period the restricted stock is unvested and subject to forfeiture and all other terms and conditions applicable to such restricted stock in individual restricted stock agreements. The restricted stock agreements in effect on the date hereof provide that the participant will vest in 100% of the restricted shares five years from the date of grant. If an employee voluntary terminates his or her employment, the employee will forfeit any unvested shares of restricted stock. If employment is terminated for any reason other than voluntary termination, all unvested shares of the restricted stock shall be accelerated as of the date of the non-voluntary termination. All shares of restricted stock granted, and all shares acquired upon exercise of options granted, under the 2003 Equity Plan will be subject to the stockholders agreement described below under "Related party transactions—Stockholders Agreement."

        The 2003 Equity Plan provides that upon a change in control of our company, all restricted stock awards shall become fully vested, and each unexercised and outstanding option shall become immediately and fully vested and exercisable. All restricted stock awards shall also become fully vested in the event of an initial public offering of our common stock. Each option that is exercisable immediately prior to the change in control may be canceled in exchange for a payment in cash of an amount equal to the excess of the fair market value of the common stock underlying the option as of the date of the change in control over the exercise price. The committee may also decide that such options be terminated immediately prior to the change in control, provided that the participant fails to exercise the option within a specified period (of at least seven days) following receipt of written notice of the change in control and of our intention to terminate the option prior to such change in control. Alternatively, the committee may determine that in the event of a change in control, such options shall be assumed by the successor corporation, and shall be substituted with options involving the common stock of the successor corporation with equivalent value and with the terms and conditions of the substituted options being no less favorable than the options granted by us.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

        J. David Smith.    We entered into an employment agreement with Mr. Smith on October 1, 1999, which provides for Mr. Smith to serve as our President and Chief Executive Officer for an initial two year term, automatically extended each day thereafter unless we give sixty days' prior written notice of our election not to extend Mr. Smith's employment. In connection with the 2003 Stock Transaction, we entered into an amendment to Mr. Smith's employment agreement that provides, among other things, for Mr. Smith to serve as Chairman of our board of directors as well as our President and Chief Executive Officer. Under the amended employment agreement, Mr. Smith receives a base salary of $525,000 per annum, subject to increases at the discretion of our board of directors. The amended employment agreement also establishes for Mr. Smith a target annual bonus of 60% of his base salary. The amended employment agreement also provided for a cash sale bonus payment of $656,250 in connection with the 2003 Stock Transaction.

        During his employment term, Mr. Smith is eligible to participate in all benefit programs in which all senior executive employees of our company are eligible to participate, including at a minimum basic and supplemental life insurance in total equal to 4 1/2 times base salary, accidental death and dismemberment insurance equal to 4 1/2 times base salary and long-term disability insurance equal to 2/3 the amount of Mr. Smith's base salary and target bonus. Subject to certain exceptions, including termination for cause or termination in connection with a change of control of our company as described below, in the event we terminate Mr. Smith's employment he will be entitled to receive monthly severance payments for a period of 24 months equal to the monthly portion of Mr. Smith's annualized salary, target bonus and the annualized dollar value of his other benefits in effect on the date of termination.

        Under the terms of Mr. Smith's amended employment agreement, if there is a change of control of our company and Mr. Smith's employment is terminated without cause or he suffers a constructive termination within twelve (12) months after the effective date of the change of control, Mr. Smith will be entitled to receive a payment equal to three (3) times Mr. Smith's average total annual compensation for the five calendar years immediately preceding the effective date of his employment termination. The amendment to Mr. Smith's employment agreement eliminates any requirements to reduce the foregoing payment by any other "parachute payments" (within the meaning of §280G of the Code) we make to Mr. Smith, including the acceleration of vesting of any restricted stock or stock options. If there is a change in control and Mr. Smith resigns his employment with us for any reason (other than in anticipation of his termination for cause) within 12 months after the effective date of the change of control, then Mr. Smith will be entitled to receive a payment equal to his total annual compensation as in effect at the date of the change of control, including base salary, the value of the benefits received by Mr. Smith as part of his relationship with us, plus the amount of his full target bonus for the year in which the change of control occurs. This amount is payable in a single payment within 30 days after the effective date of Mr. Smith's resignation.

        Mr. Smith's amended employment agreement also contains a non-competition provision as well as a non-solicitation provision lasting for so long as he is entitled to receive severance payments or for two years if he voluntarily resigns, in addition to confidentiality covenants. In addition, his amended employment agreement provides that during the two year period from his termination date, we will provide Mr. Smith and his qualified beneficiaries continued coverage under all of our insurance plans, including medical insurance and other health plans, life insurance and disability insurance plans in which Mr. Smith or his qualified beneficiaries were a participant immediately prior to the date of termination, subject to a timely payment by Mr. Smith of all required premiums and other co-payments.

        Mitchell B. Lewis.    In connection with the 2003 Stock Transaction, we entered into a letter agreement with Mr. Lewis, establishing a base salary for Mr. Lewis of $300,000 per year. The letter agreement also establishes a target annual bonus for Mr. Lewis of 50% of his base salary. The letter agreement also provided for a cash sale bonus payment of $375,000 in connection with the 2003 Stock Transaction. The letter agreement is not an employment agreement and does not give Mr. Lewis rights to continued employment.

        Under the terms of a letter agreement we entered into with Mr. Lewis on December 1, 1999, if there is a change of control of our company and Mr. Lewis' employment is terminated without cause or he suffers a constructive termination within 12 months after the effective date of the change of control, Mr. Lewis will be entitled to receive a payment equal to two times Mr. Lewis' average total annual compensation for the five calendar years immediately preceding the effective date of his employment termination. This amount is payable in a single payment within 30 days after the date of his termination. The letter agreement is not an employment agreement and does not give Mr. Lewis rights to continued employment.

        R. Scott Vansant.    In connection with the 2003 Stock Transaction, we entered into a letter agreement with Mr. Vansant, establishing a base salary for Mr. Vansant of $250,000 per year. The letter agreement also establishes a target annual bonus for Mr. Vansant of 50% of his base salary. The letter agreement also provided for a cash sale bonus payment of $312,500 in connection with the 2003 Stock Transaction. The letter agreement is not an employment agreement and does not give Mr. Vansant rights to continued employment.

        Under the terms of a letter agreement we entered into with Mr. Vansant on December 1, 1999, if there is a change of control of our company and Mr. Vansant's employment is terminated without cause or he suffers a constructive termination within 12 months after the effective date of the change of control, Mr. Vansant will be entitled to receive a payment equal to two times Mr. Vansant's average total annual compensation for the five calendar years immediately preceding the effective date of his employment termination. This amount is payable in a single payment within 30 days after the date of his termination. The letter agreement is not an employment agreement and does not give Mr. Vansant rights to continued employment.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENTS

        We entered into two Supplemental Executive Retirement Plans, or SERP Agreements, effective on June 12, 2003, one with Mr. Smith and one benefiting Messrs. Lewis and Vansant. The SERP

Agreement for Mr. Smith provides a benefit of $190,000 per year, payable as a life annuity, beginning at age 62. Mr. Smith is currently fifty-four (54) years old and is 100% vested in his SERP benefit. Mr. Smith's benefit becomes payable upon the earliest to occur of his retirement, his total and permanent disability, his death or a change in control of our company, provided that if his benefit becomes payable before he attains age 60, it will be subject to a reduction factor, based on his then attained age. Mr. Smith may elect to receive his benefits in the form of a lump sum or life annuity as long as his election is made at least 120 days prior to the receipt of any benefits paid under the SERP Agreement.

        The SERP Agreement benefiting Messrs. Lewis and Vansant provides a benefit of $46,000 per year, payable as a life annuity, beginning at age 65 for each of Messrs. Lewis and Vansant. Mr. Lewis and Mr. Vansant are both currently 41 years old. In each case, their benefits will vest upon the earliest of their attainment of age 55, their death, total and permanent disability or upon a change in control of our company. Mr. Lewis' and Mr. Vansant's benefits become payable upon the earliest to occur of their retirement, total and permanent disability, death or a change in control of our Company, except that if their benefits become payable before they attain age 65, only a specified percentage of the benefit amount will be payable. That percentage increases from 50% at age 55 to 96% at age 64. Messrs. Lewis and Vansant may elect to receive their benefits in the form of a lump sum or life annuity as long as their election is made at least 120 days prior to the receipt of any benefits paid under the SERP Agreement.

RELATED PARTY TRANSACTIONS

        We entered into a stock purchase agreement on April 15, 2003 with CVCEP, certain affiliates of CVCEP, CVC Europe, BNP Paribas and certain other stockholders. Pursuant to the stock purchase agreement, on June 12, 2003 CVCEP and its affiliates acquired from our former stockholders CVC Europe and BNP Paribas and certain members of our management, 265,762.48 shares of common stock, or 54% of our common stock. We refer to this transaction as our 2003 Stock Transaction. In connection with the 2003 Stock Transaction, we sold 883.75 shares of our common stock directly to CVCEP for $353,500. We also agreed to pay the out of pocket fees and expenses of CVCEP and CVC Europe, which in the aggregate were approximately $3.4 million, and gave certain customary indemnities in favor of CVCEP under the stock purchase agreement. CVCEP is an affiliate of Citigroup Venture Capital, which owned about 34.5% of our common stock at the time of the 2003 Stock Transaction. Citigroup Venture Capital Ltd. has subsequently transferred these shares to Court Square Capital Limited, or Court Square, which, like Citigroup Venture Capital Ltd., is an indirect wholly-owned subsidiary of Citigroup Inc.

RESTRICTED STOCK GRANTS

        Following the adoption of the 2003 Equity Compensation Plan and in connection with the 2003 Stock Transaction, we granted to selected management employees restricted stock pursuant to restricted stock agreements effective on June 12, 2003. Under the restricted stock agreements, we granted J. David Smith 3,380.60 shares of restricted stock, having a dollar value of about $1.4 million. We granted each of Mitchell B. Lewis and R. Scott Vansant 2,041 shares of restricted stock, having a dollar value for each grant of about $0.8 million. The dollar values of the restricted stock grants are based on the $400 per share purchase price that was paid in the 2003 Stock Transaction. Because the shares of restricted stock are subject to transfer restrictions and risks of forfeiture that do not apply to the shares of common stock sold in the 2003 Stock Transaction, the dollar values provided above may not be an accurate reflection of the actual value of the restricted stock awards granted to the executives.

        Each restricted stock agreement provides that so long as the executive has not voluntarily terminated his or her employment with us, 100% of the executive's shares of restricted stock will vest on April 15, 2008, or five years from the date of the restricted stock agreement. Immediately prior to a change of control or public offering, all unvested shares of restricted stock will immediately vest. If an executive voluntarily terminates his or her employment prior to vesting, that executive will forfeit all unvested shares of Restricted Stock. If an executive's employment is terminated for any other reason, including death or disability, all unvested shares of restricted stock will immediately vest. See "Management—2003 Equity Compensation Plan" for a further description of the terms and conditions of that plan.

REPURCHASE OF COMMON STOCK

        In connection with his retirement from our company, we repurchased 2,955.2 shares of Euramax International Class A Common Stock from Jo Cuypers in April 2003. Mr. Cuypers received approximately $1.2 million in the aggregate, for these shares.

STOCKHOLDERS AGREEMENT

        In connection with the 2003 Stock Transaction, we entered into a stockholders agreement with CVCEP and certain of its affiliates, Court Square, and certain other stockholders who own our common stock and whom we referred to herein as the "minority stockholders." These minority stockholders include Messrs. Smith, Lewis and Vansant, as well other members of our management team and members of CVCEP's management team. The stockholders agreement provides that our Chief Executive Officer will be a member of our board of directors. CVCEP will initially be entitled to designate three additional members of our board of directors and Court Square will initially be entitled to designate two additional members of our board of directors (these designation rights to be adjusted from time to time to reflect certain changes in the common stock ownership of CVCEP and Court Square).

        Under the stockholders agreement, certain corporate actions require the written consent of stockholders holding at least 70% of our outstanding common stock held by all stockholders party to the stockholders agreement. Initially, this will require the written consent of both CVCEP and Court Square. These corporate actions include changes to or issuances of our equity securities, amendments of organizational documents, payment of dividends, or certain merger or recapitalization transactions. In addition, each action of our board of directors will require the approval of at least one director designated by each of CVCEP and Court Square.

        The stockholders agreement generally restricts the transfer of shares of our common stock. Exceptions to this restriction include transfers to affiliates, transfers to our company, transfers for estate planning purposes and transfers to family members. In each case so long as any transferee agrees to be bound by the terms of the stockholders agreement. After an initial public offering, additional exceptions to the transfer restrictions will include sales pursuant to certain registrations rights of the stockholders.

        CVCEP, Court Square and certain of their members of management have "first offer" rights under the stockholders agreement entitling them to purchase the shares of a stockholder prior to such stockholder being permitted to sell its shares to a third party. The minority stockholders have "tag-along" rights to sell their shares on a pro rata basis with CVCEP, Court Square and their respective transferees in sales to third parties involving 50% or more of their respective holdings as of the closing of the 2003 Stock Transaction. Each of CVCEP and Court Square has "tag-along" rights to sell its shares on a pro-rata basis with the other in sales to third parties involving less than 50% of their respective holdings as of the closing of the 2003 Stock Transaction. The holders of 70% of our outstanding common stock held by the stockholders party to the stockholders agreement, which will initially require the approval of both CVCEP and Court Square, will have "drag-along" rights to cause the minority stockholders to sell their shares on a pro rata basis with CVCEP, Court Square and/or their affiliates in a sale of our company. The stockholders agreement also contains a provision that requires our company to offer certain stockholders the right to purchase, on a pro rata basis, shares of our common stock upon any new issuance, subject to certain exceptions.

REGISTRATION RIGHTS AGREEMENT

        In connection with their entry into the stockholders agreement, CVCEP, Court Square and our minority stockholders have entered into an amended and restated registration rights agreement with our company. Pursuant to this registration rights agreement, upon the written request of CVCEP or Court Square, we have agreed (subject to customary exceptions), on up to three occasions for CVCEP and up to two occasions for Court Square, to prepare and file a registration statement with the SEC concerning the distribution of all or part of the shares held by CVCEP or Court Square, as the case may be, and use our best efforts to cause the registration statement to become effective. If we are eligible to use a "short-form" registration statement on Form S-2, Form S-3 or any similar form, CVCEP and Court Square may each make unlimited requests for registration for their shares of our common stock. If at any time we file a registration statement for our common stock (other than pursuant to a demand registration by CVCEP or Court Square, a registration statement on Form S-8, Form S-4 or any similar form, or in connection with certain other registrations), we will use our best efforts to allow the other parties to the registration rights agreement to have their shares of our common stock (or a portion of their shares under specified circumstances) included in the offering of our common stock if the registration form proposed to be used may be used to register the shares. Registration expenses of the selling stockholders (other than underwriting fees, brokerage fees and transfer taxes applicable to the shares sold by such stockholders or the fees and expenses of any accountants or other representatives retained by a selling stockholder) will be paid by our company. We have agreed to indemnify the stockholders against certain customary liabilities in connection with any registration.

ADVISORY AGREEMENT

        In connection with the 2003 Stock Transaction, we entered into an advisory agreement with CVC Management LLC, or CVC Management, pursuant to which CVC Management may provide financial, advisory and consulting services to us. In exchange for these services, CVC Management will be entitled to an annual advisory fee for a period of ten years following the closing of the 2003 Stock Transaction. CVC Management's annual advisory fee will be the greater of $0.6 million per year or 1% of our consolidated EBITDA (as defined in the advisory agreement), plus out-of-pocket expenses. Annual advisory fees in excess of $1.0 million are subject to the consent of our lenders under our senior secured credit facility. Pursuant to the advisory agreement, we paid CVC Management a $1.0 million transaction fee in connection with services provided in connection with the 2003 Stock Transaction. We have also agreed to pay CVC Management a transaction fee in connection with the consummation of each acquisition, divestiture or financing, including any refinancing, by Euramax International or any of our subsidiaries, in an amount equal to 1% of the value of the transaction, plus reasonable out-of-pocket expenses. The advisory agreement has an initial term of ten years, subject to automatic 1 year extensions thereafter unless terminated by either party upon written notice 90 days prior to the expiration of the initial term or any extension thereof. The advisory agreement automatically terminates on change of control of our company or an initial public offering of our common stock. There are no minimum levels of service required to be provided pursuant to the advisory agreement. The advisory agreement includes customary indemnification provisions in favor of CVC Management.

INTERCOMPANY AGREEMENT

        Euramax International and Euramax International Holdings B.V., as the issuers of the notes, expect to enter into an agreement allocating the net proceeds of this offering between them. The allocation is expected to be approximately $60.0 million to Euramax International Holdings B.V. with the remainder of the net proceeds being allocated to Euramax International, subject to certain adjustments. This agreement is being entered into for internal allocation purposes but in no manner affects each issuer's joint and several obligations for the full principal amount of notes being offered herein.

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  Exhibit 99.2
FORWARD-LOOKING STATEMENTS
OUR BUSINESS
RECENT DEVELOPMENTS
REFINANCING AND RELATED TRANSACTIONS
RISK FACTORS
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA (UNAUDITED)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
MANAGEMENT
RELATED PARTY TRANSACTIONS